Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in the Annual Report (Form 10-K) for the year ended February 28, 2009 of Burzynski Research Institute, Inc. of our report dated May 28, 2008, with respect to the 2008 consolidated financial statements of Burzynski Research Institute, Inc. included in the Annual Report (Form10-K) for the year ended February 28, 2009.

/s/ Fitts, Roberts & Co., P.C.

Houston, Texas

May 29, 2009

5718 Westheimer, Suite 800 • Houston, TX 77057 • Tel: (713) 260-5230 • Fax: (713) 260-5240

4800 Sugar Grove Blvd., Suite 100 • Stafford, Texas 77477 • Tel: (281) 494-5151

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